Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of                     , 2015 (this “Agreement”), is by and between NiSource Corporate Services Company, a Delaware corporation (“NiSource Services”), and Columbia Pipeline Group Services Company, a Delaware corporation (“Columbia Services”).

W I T N E S S E T H

WHEREAS, subject to the terms and conditions of that certain Separation and Distribution Agreement, dated as of                     , 2015 (the “Separation and Distribution Agreement”), by and between NiSource Inc., a Delaware corporation and the corporate parent of NiSource Services (“NiSource”), and Columbia Pipeline Group, Inc., a Delaware corporation and the corporate parent of Columbia Services (“Columbia”), NiSource has agreed to distribute to holders of shares of NiSource common stock, par value $0.01 per share, all of the outstanding shares of Columbia common stock, par value $0.01 per share, owned by NiSource as of the Distribution Date (as defined in the Separation and Distribution Agreement);

WHEREAS, following such distribution, Columbia desires to receive, and NiSource is willing to provide, or cause to be provided, for a limited period of time, certain transition services in connection with Columbia’s operation of its business after the Distribution Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Columbia has designated Columbia Services to coordinate the receipt of such services, and NiSource has designated NiSource Services to coordinate their provision.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Separation and Distribution Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York City; and

(b) “Columbia Parties” means Columbia and its Subsidiaries (including those formed or acquired after the date hereof).

(c) “NiSource Parties” means NiSource and its Subsidiaries (including those formed or acquired after the date hereof), other than the Columbia Parties; and

(d) “Specified Services” means the Services described in Items 3 through 18, 20 and 23 on Schedule A.

SECTION 1.2 Interpretation. The headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement. In this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof. Unless the context clearly indicates otherwise, (a) words used in the singular include the plural and words used in the plural include the singular; (b) reference to any Section or Schedule means such Section of, or such Schedule to, this Agreement, as the case may be; and (c) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

SERVICES

SECTION 2.1 Provision of Services.

(a) Subject to the terms and conditions of this Agreement, NiSource Services shall provide, or cause to be provided, to the Columbia Parties, solely for the benefit of the Transferred Business in the ordinary course of business, the services described on Schedule A (the “Services”), the terms of which are incorporated herein by reference. No Columbia Party shall resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by the Columbia Parties directly in connection with the conduct of the Transferred Business in the ordinary course of business. NiSource Services shall exercise reasonable care to ensure that the manner in which it performs or provides the Services does not have any adverse effect on the name, trading image, goodwill or business of any Columbia Party.

(b) Schedule A (Items 1.1 through 1.11) refers to various services to be provided by International Business Machines Corporation (“IBM”). Notwithstanding anything to the contrary contained herein, including in such Schedule, all such services will be provided solely by IBM, pursuant to, and subject to the terms and of conditions of, that certain Master Services Agreement, dated as of January 1, 2014, between IBM and NiSource Services (as amended from time to time in accordance with its terms) and NiSource Services’ sole obligation with respect to providing such services shall consist of being a party to such agreement. Schedule A (Item 2) refers to various services to be provided by another vendor. Notwithstanding anything to the contrary contained herein, including in such Schedule, all such services will be provided solely by such vendor, pursuant to, and subject to the terms and of conditions of, the agreement between such vendor and NiSource Services (as amended from time to time in accordance with its terms) and NiSource Services’ sole obligation with respect to providing such services shall consist of being a party to such agreement

SECTION 2.2 Additional Services. If, after the execution of this Agreement and prior to the date that is two months from the date hereof, NiSource Services and Columbia Services determine that a service provided by or to the Transferred Business as conducted by Columbia or its Subsidiaries prior to the Distribution Date was inadvertently omitted from Schedule A to this Agreement, then the parties shall negotiate in good faith to agree to the terms and conditions upon which such services would be added to this Agreement, it being agreed that NiSource Services’ compensation for such services shall be determined in accordance with Section 3.1; provided, however, NiSource Services shall not be required to provide any additional services pursuant to this Section 2.2 if (x) it does not, in its reasonable judgment, have adequate resources to provide such service, (y) the provision of such additional service would significantly disrupt the operation of its business or (z) the parties are unable to reach agreement on the terms and conditions applicable to such additional services. If the parties agree on the specific terms and conditions applicable to such services, the parties shall execute an amendment to this Agreement that provides for the substitution of Schedule A (and, if applicable, Schedule B), or additions or supplements to Schedule A (and, if applicable, Schedule B), in order to describe such service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

SECTION 2.3 Standard of Performance; Priority.

(a) NiSource Services shall use commercially reasonable efforts to provide, or cause to be provided, to the Columbia Parties, each Service in a manner generally consistent with the manner and level of care with which such Service was provided to the Columbia Parties immediately prior to the Distribution Date (or, with respect to any Service not provided by any NiSource Party to any Columbia Party prior to the Distribution Date, generally consistent with the manner and level of care with which such Service is performed by any NiSource Party on behalf of any other NiSource Party), unless otherwise specified in this Agreement or Schedule A. Notwithstanding the foregoing, NiSource Services shall have no obligation hereunder to provide to any Columbia Party (i) any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services unless otherwise specified on Schedule A or (ii) any Service to the extent that the need for such Service arises, directly or indirectly, from the acquisition by any Columbia Party, outside the ordinary course of business, of any assets of, or any equity interest in, any Person.

(b) NiSource Services shall use commercially reasonable efforts not to establish priorities in favor of the NiSource Parties, on the one hand, and to the detriment of the Columbia Parties, on the other hand, as to the provision of any Service solely based on the fact that the Columbia Parties are no longer affiliated with NiSource Services, and NiSource Services shall use commercially reasonable efforts to provide the Services, or cause the Services to be provided, within a time frame so as not to materially disrupt the Transferred Business. Notwithstanding the foregoing, Columbia Services acknowledges and agrees that one or more of the NiSource Parties may be providing to other NiSource Parties services similar to the Services provided hereunder, or services that involve the same resources as those used to provide the Services, and that NiSource Services shall have the right to establish reasonable priorities as between the NiSource Parties, on the one hand, and the Columbia Parties, on the other hand, as to the provision of any Service if NiSource Services determines that such priorities are necessary to avoid any adverse effect on any of the NiSource Parties. If any such priorities are established, NiSource Services shall advise Columbia Services as soon as reasonably possible of any Services that will be delayed as a result of such prioritization and will use commercially reasonable efforts to minimize the duration and impact of such delays.

(c) Unless otherwise specifically set forth on Schedule A, the Columbia Parties’ use of the Services shall be consistent with past practice.

(d) Notwithstanding anything to the contrary contained herein, in no event shall:

(i) any Service include any service that would be or otherwise becomes unlawful for NiSource Services to provide;

(ii) NiSource Services be obligated to exercise business judgment or general management for any Columbia Party or make any regulatory decisions on behalf of any Columbia Party as part of providing the Services;

(iii) NiSource Services be obligated to breach or violate any agreement or license in connection with providing the Services, including any software agreement or license, it being agreed that the provision of any agreements, software licenses, software tools, software or other assets in connection with providing the Services shall be subject to the terms of any related agreements or licenses; or

(iv) NiSource Services be obligated to copy or provide any information or documents subject to any attorney client privilege or containing commercially sensitive information relating to any NiSource Party in connection with providing the Services.

(e) SUBJECT TO THE FOREGOING, COLUMBIA SERVICES ACKNOWLEDGES AND AGREES THAT NISOURCE SERVICES MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER AND THAT THE SERVICES TO BE PROVIDED HEREUNDER ARE FURNISHED “AS IS,” WHERE IS, WITH ALL FAULTS.

SECTION 2.4 NiSource Services Employees Performing Services. Notwithstanding anything to the contrary contained in Section 2.1 (but subject to the last sentence of this Section 2.4), NiSource Services shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who perform the Services. NiSource Services shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, NiSource Services shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that (a) NiSource Services shall not be obligated to have any individual participate in the provision of any Service if NiSource Services determines that such participation would adversely affect any NiSource Party and (b) no NiSource Party shall be required to continue to employ any particular individual during the applicable Service Period.

SECTION 2.5 Compliance with Law. Each party hereto shall, and shall cause each of its Affiliates to, comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder. Neither party hereto shall take, or permit any of its Affiliates to take, any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other party hereto or any of such other party’s Affiliates.

SECTION 2.6 Temporary Nature of Services. Columbia Services acknowledges that the purpose of this Agreement is to enable it to receive the Services on an interim basis. Accordingly, at all times from and after the Distribution Date, Columbia Services shall use commercially reasonable efforts to (a) make or obtain, or cause to be made or obtained, any filings, registrations, approvals, permits or licenses; (b) implement, or cause to be implemented, any systems; (c) purchase, or cause to be purchased, any equipment; and (d) take, or cause to be taken, any and all other actions, in each case necessary or advisable to enable Columbia Services or an Affiliate thereof to provide the Services for the relevant Columbia Parties as soon as reasonably practicable, and in any event prior to the expiration of the relevant Service Periods. For the avoidance of doubt, Columbia Services acknowledges and agrees that NiSource Services shall not be required to provide any Service for a period longer than the applicable Service Period.

ARTICLE III

FEES AND PAYMENTS

SECTION 3.1 Fees for the Services.

(a) As compensation for the Services, Columbia Services agrees to pay NiSource Services, in accordance with this Agreement, amounts equal to (i) NiSource Services’ reasonable estimate of its actual costs in connection with the performance of the Services pursuant to this Agreement and, if applicable, consistent with the prices NiSource Services would charge to an Affiliate, in each case without taking into account any profit margin or projected savings from increased efficiency, plus (ii) NiSource Services’ reasonable and customary out-of-pocket expenses incurred in connection with the performance of the Services pursuant to this Agreement.

(b) Schedule B sets forth for each month during the term of this Agreement the parties’ initial determination of the amounts payable for the Specified Services pursuant to Section 3.1(a). Such amounts are set forth by type of Specified Services involved: Information Technology, Finance, Supply Chain, Human Resources, Legal, ES&S, Corporate Security, Real Estate and Other Services (each such type, a “Function”). The amounts set forth on Schedule B are subject to adjustment as follows:

(i) NiSource Services will use commercially reasonable efforts to track its costs and expenses of providing the Specified Services per Function in order to determine whether during each of the six month periods ended December 31, 2015, June 30, 2016 and December 31, 2016 the amounts set forth on Schedule B with respect to any Function differ from the amounts required to be paid pursuant to Section 3.1(a) with respect to such Function.

(ii) In the event that pursuant to Section 3.1(b) (i) immediately above NiSource Services and Columbia Services determine that for any six month period ended December 31, 2015, June 30, 2016 or December 31, 2016, as the case may be, the amounts set forth on Schedule B with respect to any Function differ from the amounts required to be paid pursuant to Section 3.1(a) with respect to such Function by an amount equal to the greater of 10% or $100,000 in the aggregate, then NiSource Services and Columbia Services, taking into account such determination, shall adjust the monthly amounts set forth on Schedule B for the months following such dates, as applicable, to the extent necessary to reflect the amounts in fact required to be paid pursuant to Section 3.1(a) for such months. Such adjustment shall be in a writing executed by both parties and, for the avoidance of doubt, shall not apply to amounts paid in any prior months.

SECTION 3.2 Invoices.

(a) NiSource Services shall submit statements of account to Columbia Services within fifteen (15) days after the end of each month with respect to all amounts payable by Columbia Services to NiSource Services hereunder (the “Invoiced Amount”), setting out the amount payable to NiSource Services as a result of providing such Services (together with, in arrears, any Commingled Invoice Statements (as defined below) and any other invoices for Services provided by third parties that have not been issued by such third parties to Columbia Services as contemplated by Section 3.2(b), in each case setting out the Services provided by the applicable third parties by reference to Schedule A).

(b) NiSource Services may cause any third-party service provider to which amounts are payable by or for the account of Columbia Services in connection with the Services to issue a separate invoice to Columbia Services for such amounts. Columbia Services shall pay or cause to be paid any such separate third-party invoice in accordance with the payment terms thereof. Any third-party invoices that aggregate Services for the benefit of the Columbia Parties, on the one hand, with services not for the benefit of the Columbia Parties, on the other hand (each, a “Commingled Invoice”), shall be separated by NiSource Services. NiSource Services shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services rendered for the benefit of the Columbia Parties (the “Commingled Invoice Statement”). As promptly as practicable after the preparation thereof, NiSource Services shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to Columbia Services. NiSource Services shall not be required to use its own funds for payments to any third-party service provider providing any of the Services or to satisfy any payment obligation of any Columbia Party to any third-party service provider; provided, however, that in the event NiSource Services does use its own funds for any such payments to any third-party service provider, Columbia Services shall reimburse NiSource Services (i) for such payments as invoiced by NiSource Services within thirty (30) days following the date of delivery of such invoice from NiSource Services plus (ii) interest at the one month LIBOR rate plus 1.275% per annum for such payments from the date paid by NiSource Services to such third-parties to the date reimbursed by Columbia Services to NiSource Services.

SECTION 3.3 Invoice Disputes. In the event that Columbia Services in good faith disputes an invoice submitted by NiSource Services, Columbia Services may withhold payment of any amount subject to the dispute; provided, however, that (a) Columbia Services will continue to pay all undisputed amounts in accordance with the terms hereof and (b) Columbia Services will notify NiSource Services, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed amounts. In the event of a dispute regarding the amount of any invoice, or portion thereof, the parties hereto will use all reasonable efforts to resolve such dispute within thirty (30) days after Columbia Services delivers written notification of such dispute to NiSource Services. Each party hereto will provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after Columbia Services delivers written notification of the dispute. Unpaid fees that are under good faith dispute will not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 3.3, the dispute resolution procedures set forth in Section 7.1 shall apply.

SECTION 3.4 Time of Payment.

(a) Subject to Section 3.4(b), Columbia Services shall pay the Invoiced Amount to NiSource Services in United States dollars by wire transfer or ACH transfer of immediately available funds to an account specified by NiSource Services in the relevant invoice, or in such other manner as specified by NiSource Services in writing, within thirty (30) days after the date of delivery to Columbia Services of the applicable statement of account; provided, however, that in the event that Columbia Services, in good faith and upon reasonable grounds disputes any invoiced item in accordance with Section 3.3, payment of such item may be made after resolution of such dispute.

(b) In the event that Columbia Services does not make any payment required under the provisions of this Agreement to NiSource Services when due in accordance with the terms hereof, NiSource Services shall, at its option, charge Columbia Services interest on the unpaid amount at the prime rate as reported by The Wall Street Journal (or its successor). In addition, Columbia Services shall reimburse NiSource Services for all costs of collection of overdue amounts, including any reimbursement required under Section 3.2(b) and any reasonable attorneys’ fees.

(c) Columbia Services shall, within thirty (30) days after the date of delivery to Columbia Services of any Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third-party service provider and shall concurrently deliver evidence of such payment to NiSource Services. Columbia Services acknowledges and agrees that it shall be responsible for any interest or other amounts in respect of any portion of any Commingled Invoice that Columbia Services is required to pay pursuant to any Commingled Invoice Statement.

SECTION 3.5 Taxes. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (collectively, “Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such Sales Taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 3.5, be paid by Columbia Services to NiSource Services in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by Columbia Services in respect of a Service provided by any NiSource Party, NiSource Services shall furnish in a timely manner a valid Sales Tax receipt or invoice to Columbia Services in the form and manner required by applicable law to allow Columbia Services to recover such Sales Tax to the extent allowable under such law. The parties hereto agree to use commercially reasonable efforts to cooperate to minimize any Sales Tax payable with respect to the Services.

ARTICLE IV

TERM AND TERMINATION

SECTION 4.1 Term. The performance of the Services under this Agreement shall commence on the Distribution Date and shall continue with respect to each Service until the expiration date set forth on Schedule A with respect to such Service as such date may be extended with respect to such Service by mutual agreement of the parties in accordance with Schedule A (each, a “Service Period”), unless such period is earlier terminated in accordance with the terms hereof.

SECTION 4.2 Termination by Columbia Services.

(a) Columbia Services will have no obligation to continue to use any of the Services and, except as otherwise specified on Schedule A, Columbia Services may terminate any Service by giving NiSource Services at least thirty (30) days’ prior written notice of Columbia Services desire to terminate such Service. To the extent possible, Columbia Services will give such notice at the beginning of a month to terminate the Service as of the beginning of the next month to avoid the need to prorate any monthly payment charges. As soon as reasonably practicable following receipt of any such notice, NiSource Services will advise Columbia Services in writing as to whether termination of such Service will (i) require the termination or partial termination of, or otherwise affect the provision of, any other Services or (ii) result in any early termination costs (which will be limited to costs that NiSource Services actually incurs). If either will be the case, Columbia Services may withdraw its termination notice within five (5) Business Days after the receipt of such notice from NiSource Services. If Columbia Services does not withdraw the termination notice within such period, such termination will be final. Upon such termination, Columbia Services’ obligation to pay for such Service(s) will terminate, and NiSource Services will cease, or cause its Affiliates or third-party service providers to cease, providing the terminated Service(s); provided, however, that Columbia Services shall reimburse NiSource Services for the reasonable termination costs actually incurred by NiSource Services resulting from Columbia Services’ early termination of such Services, including those owed to third-party service providers. NiSource Services shall use commercially reasonable efforts to mitigate such termination costs.

(b) Columbia Services may terminate this Agreement as of the end of any month provided that (i) Columbia Services has given NiSource Services at least thirty (30) days prior written notice and (ii) Columbia Services reimburses NiSource Services for any reasonable out-of-pocket expenses or costs actually incurred by NiSource Services due to such termination.

SECTION 4.3 Termination for Breach. Either party hereto shall have, in addition to any other rights and remedies such party may have, the right to terminate this Agreement on thirty (30) days’ prior written notice to the other party hereto, if such other party shall have materially breached or defaulted in the performance of any provision of this Agreement;

provided, however, that if it is possible for such breach or default to be cured and the party receiving such notice of termination shall cure such breach or default within thirty (30) days after receipt of such notice, then this Agreement shall continue in full force and effect.

SECTION 4.4 Termination for Insolvency. Either party hereto shall have the right, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies such party may have, to terminate this Agreement forthwith and at any time if: (a) the other party hereto becomes insolvent; (b) the other party hereto files a petition in bankruptcy or insolvency; (c) the other party hereto is adjudicated bankrupt or insolvent; (d) the other party hereto files any petition or answer seeking reorganization, readjustment or arrangement of such other party’s business under any law relating to bankruptcy or insolvency; (e) a receiver, trustee or liquidator is appointed for any of the property of the other party hereto and within sixty (60) days thereof such other party fails to secure a dismissal thereof; (f) the other party hereto makes any assignment for the benefit of creditors generally; or (g) there is a government expropriation of any material portion of the assets of the other party hereto.

SECTION 4.5 Effect of Termination.

(a) In any event, no termination, cancelation or expiration of this Agreement shall prejudice the right of either party hereto to recover any payment due at the time of termination, cancelation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(b) Survival. Notwithstanding anything to the contrary contained herein, this Section 4.5(b), Section 5.2, Article III, Article VI and Article VII of this Agreement shall survive the termination of this Agreement.

ARTICLE V

INTELLECTUAL PROPERTY, COOPERATION AND CONFIDENTIALITY

SECTION 5.1 Cooperation; Access.

(a) Columbia Services shall, and shall cause each of the Columbia Parties to, permit NiSource Services and its employees and representatives access, on Business Days during hours that constitute regular business hours for Columbia Services and upon reasonable prior request, to the premises of the Columbia Parties and such data, books, records and personnel designated by Columbia Services and the Columbia Parties as involved in receiving or overseeing the Services as NiSource Services may reasonably request for the purposes of providing the Services. NiSource Services shall provide Columbia Services, upon reasonable prior written notice, such documentation relating to the provision of the Services as Columbia Services may reasonably request for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided to NiSource Services pursuant to this Section 5.1(a) shall be subject to the confidentiality obligations set forth in Section 5.2.

(b) NiSource Services shall provide the Columbia Parties with such advice, assistance and information in connection with the performance of the Services as Columbia Services may from time to time reasonably require. NiSource Services and Columbia Services shall also liaise as appropriate to ensure that the Services are carried out in accordance with the provisions of Schedule A hereto, and where reasonably practicable NiSource Services shall comply with any instructions that Columbia Services shall reasonably issue from time to time concerning the manner in which the Services shall be provided to the Columbia Parties.

(c) Columbia Services and NiSource Services shall each use reasonable best efforts to keep each other informed of any special requirements applicable to the carrying out of the Services. To the extent reasonably necessary and appropriate NiSource Services shall promptly take steps where reasonably practicable to comply with such special requirements. In the event that these steps shall result in any increase or reduction in the actual cost to NiSource Services of providing the relevant Services then the fees payable pursuant to Section 3.1 shall be increased or reduced accordingly.

SECTION 5.2 Confidentiality. Each party hereto agrees that it shall treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the performance of this Agreement and the transactions contemplated by this Agreement that the receiving party should reasonably recognize as being of a confidential nature (“Confidential Information”). Except in the course of providing the Services pursuant hereto, Confidential Information shall not be communicated to any third party (other than to the parties’ respective counsel, accountants, financial advisors, consultants or lenders or employees who need to know such Confidential Information). No Person shall use any Confidential Information in any manner whatsoever except solely for the purpose of carrying out the transactions contemplated by this Agreement or as otherwise contemplated by this Agreement. The obligation of each party to treat Confidential Information in confidence shall not apply to any information that (a) is on the date hereof in such party’s possession; provided that such information is not known to such party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the other party or any third party and such information may be disclosed pursuant to the Separation and Distribution Agreement; (b) is on the date hereof or hereafter becomes available to the public other than as a result of a disclosure, directly or indirectly, by such party or its agents; (c) is on the date hereof or hereafter becomes available to such party on a non-confidential basis from a source other than the other party or any of the other party’s agents; provided that (i) such source is not known by the receiving party to be subject to a confidentiality agreement with, or other obligation of secrecy to, the disclosing party or any third party and (ii) such information may be disclosed pursuant to the Separation and Distribution Agreement or (d) can be shown by such party to have been independently developed by such party and such information may be disclosed pursuant to the Separation and Distribution Agreement. The foregoing confidentiality and nondisclosure obligations shall not apply to the extent any such Confidential Information is required to be disclosed by applicable law; provided that, in such event, the party required to disclose such information provides the other party with prompt advance notice of such required disclosure so that such other party shall have the opportunity, if it so desires, to seek a protective order or other appropriate remedy.

SECTION 5.3 Intellectual Property. Columbia Services grants to the NiSource Parties a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to Columbia Services solely to the extent necessary for the NiSource Parties to perform the Services.

SECTION 5.4 Privileged Matters.

(a) Each of NiSource Services and Columbia Services agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the Columbia Business or the NiSource Business during the Service Period (each a “Privilege”). Each party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the party requesting that such Privilege be asserted. Each party hereto agrees that neither it nor any of its Affiliates shall waive any Privilege that could be asserted by the other party hereto or any of its Affiliates under applicable Law without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). The rights and obligations created by this Section 5.4 shall apply to all information relating to the NiSource Business or the Columbia Business as to which, but for the performance of this Agreement and the transactions contemplated by this Agreement, any party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution Date is in the possession of any party and (ii) all information generated, received or arising after the Distribution Date.

(b) Upon receipt by either party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if any party obtains knowledge that any current or former director, officer or employee of NiSource Services, Columbia Services or any of their respective Affiliates has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other party or any of such other party’s Affiliates, such party shall notify promptly the other party hereto of the existence of the request and shall provide the other party hereto a reasonable opportunity to review the information and to assert any rights it or any of its Affiliates may have under this Section 5.4 or otherwise to prevent the production or disclosure of Privileged Information. Each party hereto agrees that it will not produce or disclose, or permit any of its Affiliates to produce or disclose, any information that may be covered by a Privilege of the other party hereto or any of such other party’s Affiliates under this Section 5.4 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) The access to and transfer of all Privileged Information pursuant to this Agreement is made in reliance on the agreement of NiSource Services and Columbia Services set forth in Section 5.2 and this Section 5.4 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The parties agree that their respective rights to any access to or transfer of Privileged Information, access to Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted under, or the obligations imposed by, this Section 5.4.

(d) If any dispute arises between NiSource Services and any Columbia Services regarding whether a Privilege should be waived to protect or advance the interests of either NiSource Services or Columbia Services, each party hereto agrees that it shall (i) negotiate with the other party hereto in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party hereto and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party hereto. Nevertheless, each party is permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

ARTICLE VI

LIMITATION OF LIABILITY, INDEMNIFICATION AND REMEDIES

SECTION 6.1 Indemnity.

(a) The liability of the NiSource Parties and their Affiliates and all their respective officers, employees, directors, agents and other representatives (collectively, the “NiSource Indemnified Parties”) with respect to this Agreement or in connection with the performance, delivery or provision of any service provided under this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall be limited to the liability of the NiSource Parties for any Losses of the applicable Columbia Party and its Affiliates and their respective officers, employees, directors, agents and other representatives (collectively, the “Columbia Indemnified Parties”) arising from NiSource Services’ willful misconduct or gross negligence in providing the Services pursuant hereto; provided that in no event shall such liability exceed the fees previously paid to NiSource Services by Columbia Services in respect of the service from which such liability flows, or to the extent the liability arises out of NiSource Services’ breaching this Agreement by not providing the Services (or level of services) required hereunder, then the liability shall not exceed the higher of the fees previously paid to NiSource Services by Columbia Services in respect of the service from which such liability flows or the amount that NiSource Services would have been paid by Columbia Services for such services for the agreed-upon term of such services (not to exceed 24 months from the date hereof).

(b) Columbia Services will, and will cause the other Columbia Parties to, indemnify the NiSource Indemnified Parties from any and all Losses resulting from a demand, claim, lawsuit, action or proceeding relating to this Agreement or the provision of Services, except to the extent such Losses arise out of the willful misconduct or gross negligence of any NiSource Party or any of its representatives in providing the Services under this Agreement. Subject to the limitations in Section 6.1(a), NiSource Services will, and will cause the other NiSource Parties to, indemnify the Columbia Indemnified Parties from any and all Losses resulting from a demand, claim, lawsuit, action or proceeding relating to such NiSource Services’ willful misconduct or gross negligence in providing the Services under this Agreement. The persons entitled to indemnification pursuant to the foregoing shall be third-party beneficiaries of the rights to indemnification described in this Section 6.1(b).

(c) Notwithstanding anything to the contrary contained in this Agreement, no NiSource Indemnified Parties or Columbia Indemnified Parties shall be liable for any special,

indirect, incidental, exemplary, punitive or consequential damages (including loss of profits or revenue, loss of business, interruption of business or otherwise) with respect to its performance or nonperformance hereunder, or the provision of or failure to provide any service hereunder, whether such damages or other relief are sought based on breach of contract, negligence, strict liability or any other legal or equitable relief.

(d) COLUMBIA SERVICES ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE COLUMBIA INDEMNIFIED PARTIES) THAT (I) NISOURCE SERVICES IS NOT A COMMERCIAL PROVIDER OF THE SERVICES PROVIDED HEREIN AND IS PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT COST TO THE APPLICABLE RECIPIENT IN CONNECTION WITH THE SEPARATION OF THE COLUMBIA PARTIES FROM THE NISOURCE PARTIES AND (II) THIS AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE NISOURCE SERVICES MANAGE AND OPERATE THE COLUMBIA BUSINESS, IN LIEU OF THE COLUMBIA INDEMNIFIED PARTIES. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Dispute Resolution. Executive officers of each of NiSource Services and Columbia Services will meet as expeditiously as possible to resolve any dispute directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or enforceability of this Agreement, and any dispute that is not so resolved within thirty (30) days shall be resolved in accordance with the provisions of Section 10.2 of the Separation and Distribution Agreement, which shall apply mutatis mutandis to this Agreement.

SECTION 7.2 Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party hereto, which consent may be withheld in such other party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void; provided, however, that NiSource Services may delegate its duties hereunder to such Affiliates or third-party service providers as may be qualified to provide the Services and provided, further that NiSource Services will reasonably assist in the process of transitioning such service to Columbia Services or Columbia Services’ designee prior to, and in lieu of, any such delegation.

SECTION 7.3 Third-Party Beneficiaries. Except for Section 6.1, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 7.4 Relationship of the Parties. The parties hereto are independent contractors, and neither party hereto is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose. Neither party hereto shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner or joint venturer of the other by reason of this Agreement.

SECTION 7.5 Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder (other than the payment of money) if such delay or failure is caused by acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment or other events that arise from circumstances beyond the reasonable control of such party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 7.6 Miscellaneous. Except as otherwise expressly set forth in this Agreement, the provisions of Article X of the Separation and Distribution Agreement other than the provisions thereof relating to assignability, third-party beneficiaries, force majeure and termination shall apply mutatis mutandis to this Agreement.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NISOURCE CORPORATE SERVICES COMPANY

By:
Name:
Title:

COLUMBIA PIPELINE GROUP CORPORATE SERVICES COMPANY

By:
Name:
Title:

Transition Services Agreement